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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*


                             HILITE INDUSTRIES, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                   431353-10-1
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 2 OF 9 PAGES
------------------------                                       -----------------

================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Brady Family Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


         Illinois
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER


                                             357,143
                              --------------------------------------------------
                                    6        SHARED VOTING POWER
             NUMBER OF
              SHARES
           BENEFICIALLY                      1,000
             OWNED BY         --------------------------------------------------
               EACH                 7        SOLE DISPOSITIVE POWER
             REPORTING
              PERSON
               WITH                          357,143
                              --------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER


                                             1,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              358,143
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


         7.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 3 OF 9 PAGES
------------------------                                       -----------------

================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Daniel W. Brady, as Sole General Partner of The Brady Family Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER

                                             357,143
                              --------------------------------------------------
                                    6        SHARED VOTING POWER
           NUMBER OF
            SHARES                           1,000
         BENEFICIALLY
           OWNED BY           --------------------------------------------------
             EACH                   7        SOLE DISPOSITIVE POWER
           REPORTING
            PERSON                           357,143
             WITH
                              --------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER

                                             1,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         358,143

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.3%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 4 OF 9 PAGES
------------------------                                       -----------------

                                  SCHEDULE 13G
                                  ------------

Item 1(a).   NAME OF ISSUER:

             Hilite Industries, Inc.

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             1671 South Broadway
             Carrollton, Texas 75006

Item 2(a).   NAME OF PERSON FILING:

             The Brady Family Limited Partnership

Item 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o Hilite Industries, Inc.
             1671 South Broadway
             Carrollton, Texas 75006

Item 2(c).   CITIZENSHIP:

             Illinois

Item 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value per share

Item 2(e).   CUSIP NUMBER  431353-10-1

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b):

             Not Applicable

Item 4.      OWNERSHIP:

             (a)  Amount Beneficially Owned:

                  358,143  shares of Common Stock,  $.01
                  par value per share ("Common  Stock").
                  This amount includes 1,000 shares held
                  in  trust  for  the   benefit  of  Mr.
                  Brady's wife, for which Mr. Brady acts
                  as co-trustee.

             (b)  Percent of Class:  7.3%

             (c)  Number of shares as to which such person has:

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 5 OF 9 PAGES
------------------------                                       -----------------

                 (i)  Sole power to vote or to direct the vote:  357,143

                 (ii) Shared power to vote or to direct the vote: 1,000*

                 (iii)Sole power to dispose or to direct the disposition of:
                      357,143

                 (iv) Shared power to dispose or to direct the disposition of:
                      1,000*

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

Item 10.     CERTIFICATION

             Not Applicable


* Held in trust for the benefit of Mr. Brady's wife, for which Mr. Brady acts as co-trustee and as to which Mr. Brady disclaims beneficial ownership. This report shall not be deemed an admission that Mr. Brady is the beneficial owner of such securities for purposes of Section 16 or any other purposes.


SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 6 OF 9 PAGES
------------------------                                       -----------------


                                  SCHEDULE 13G
                                  ------------

Item 1(a).   NAME OF ISSUER:

             Hilite Industries, Inc.

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             1671 South Broadway
             Carrollton, Texas 75006

Item 2(a).   NAME OF PERSON FILING:

             Daniel W. Brady, as General Partner of The Brady Family Limited Partnership

Item 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             c/o Hilite Industries, Inc.
             1671 South Broadway
             Carrollton, Texas 75006

Item 2(c).   CITIZENSHIP:

             United States

Item 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, $.01 par value per share

Item 2(e).   CUSIP NUMBER  431353-10-1

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b):

             Not Applicable

Item 4.      OWNERSHIP:

             (a) Amount Beneficially Owned:

                 358,143  shares of Common Stock,  $.01
                 par value per share ("Common  Stock").
                 This amount represents  357,143 shares
                 held  by  The  Brady  Family   Limited
                 Partnership, of which Mr. Brady is the
                 sole general  partner and 1,000 shares
                 held in trust for the  benefit  of Mr.
                 Brady's wife, for which Mr. Brady acts
                 as co-trustee.

             (b) Percent of Class:  7.3%

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 7 OF 9 PAGES
------------------------                                       -----------------


             (c) Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote:  357,143

                 (ii) Shared power to vote or to direct the vote: 1,000*

                 (iii) Sole power to dispose or to direct the disposition of:
                       357,143

                 (iv) Shared power to dispose or to direct the disposition of:
                      1,000*

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

Item 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

Item 10.     CERTIFICATION

             Not Applicable


* Held in trust for the benefit of Mr. Brady's wife, for which Mr. Brady acts as co-trustee and as to which Mr. Brady disclaims beneficial ownership. This report shall not be deemed an admission that Mr. Brady is the beneficial owner of such securities for purposes of Section 16 or any other purposes.

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 8 OF 9 PAGES
------------------------                                       -----------------



                                    SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1997


                                        THE BRADY FAMILY LIMITED PARTNERSHIP


                                        By:  /s/  Daniel W. Brady
                                           -----------------------------
                                           Daniel W. Brady, General Partner


                                        /s/  Daniel W. Brady
                                        -----------------------------
                                        Daniel W. Brady

SEC 1745 (2-95)

                                      13G
------------------------                                       -----------------
CUSIP NO.    431353-10-1                                       PAGE 8 OF 9 PAGES
------------------------                                       -----------------


                                    EXHIBIT 1


              The undersigned agree that the statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.


Dated: February 13, 1997


                                        THE BRADY FAMILY LIMITED PARTNERSHIP


                                        By:  /s/  Daniel W. Brady
                                           -----------------------------
                                           Daniel W. Brady, General Partner


                                        /s/  Daniel W. Brady
                                        --------------------------------
                                        Daniel W. Brady




SEC 1745 (2-95)